MEMORANDUM OF AGREEMENT OF LEASE ENTERED INTO AT THE CITY AND DISTRICT OF MONTREAL, ON THE 25th day OF March IN THE YEAR TWO THOUSAND AND NINE (2009)

BY AND BETWEEN: 9143-5818 QUEBEC INC.and hereinafter represented by Eliot Sorella, duly authorized as he so declares:

Hereinafter referred to as the "Lessor"

AND: 4403100 Canada Inc. carrying on business under the commercial name of Ecolomondo Corp., amd hereinafter represented by Eliot Sorella, duly authorized as he so declares

Hereinafter referred to as the "Lessee"

Hereto present and accepting the following described property, namely:

DESCRIPTION

Those certain premises situated at 999 de la Pomme D'Or Contrecoeur Quebec.

TERM

The present lease is made for one term of (7) years, commencing on the twenty fifth day of March Two Thousand and Nine (2009) and terminating on the Thirty First day of Mach of the Year Two Thousand and Sixteen (2016)

USE OF THE PREMISES

The premises shall be used and occupied by the Lessor for the recycling of various materials and as a warehouse facility for the recycled products products.

RENTAL

As rental for the premises, the Lessee covenants and agrees to pay to the Lessor, throughout this lease, rentals as follows:

a) Throughout the term of this lease, commencing on the twenty fifth (25) day of March Two Thousand and Nine (2009) the Lessee will pay to the Lessor a monthly base rental of Seven Thousand Five Hundred Dollars ($7500.00) , payable in advance on the first day of each and every month; The said base rental shall be the same throughout the term of this lease.

b) The base rental shall not include the lessor's operating expenses , that will be comprised of the lessee's proportionate share of the municipal and any other taxes such as school water and business taxes that the lessor may be assessed by any competent taxation authority.

The foregoing sums, together with all other sums payable in virtue of the present lease shall be deemed for all purposes of law to be rental payable in addition to the basic rental payable for the leased premises;

The GST, QST, and applicable surtaxes are not included In the rent chareged and must be added accordingly.

PAYMENT OF MONIES

All monies payable pursuant to this lease by the Lessee to the Landlord shall be payable immediately when due and shall be paid to the Lessor and/or its nominees at the head office of the Lessor or at such place in Canada as shall be designated from time to time by the Lessor to the Lesse. Whenever the lease

Whenever this lease does not provide for the due date of any sum for which the Lessee is responsible, such sum shall be paid by the Lessee to the Lessor on demand.

UTILITIES

The Lessee shall be solely responsible for all charges for water, gas, electricity, telephone or any other utility used or consumed in the premises, including any taxes, surcharges or other charge thereon.

The Lessee shall pay directly to the utility supplier (or the Lessor if the Lessor is invoiced by the utility supplier) all utility charges for electricity consumed in the Premises during the term and save the Landlord harmless from any claims arising therefrom.

MUNICIPAL
WATER AND SCHOOL TAXES

The Lessee covenants with the Lessor to pay promptly and directly to the authorities responsible for collection, including the Lessor if so designated by law, its proportionate share of the building tax , business tax or the surtax on nonresidential properties as determined by the Lessor, all business taxes , school taxes or rates and any other charges, rates, assessments or levies imposed on Lessee or Lessor or building in connection with the Tenant's business in or use of the premises. Lessee shall save harmless and indemnify the Lessor from and against all losses, costs, charges and expenses occasioned by or arising from the foregoing.

PREMISES, ALTERATIONS AND IMPROVEMENTS

1. Obligation to repair

The Lessee is obliged at all times during the terms of the present lease, and at its own expense, to make all repairs, other than structural repairs, to the premises and to the interior thereof, including those which normally be the responsibility of the Lessor by law, custom or usage. Insofar as concerns structural repairs inside the premises, the Lessee hereby undertakes to promptly notify the Lessor of the necessity of such repairs as soon it becomes aware thereof, and the Lessor shall make such repairs or any repairs that he deems necessary. Of the Lessee or, if are responsible for at their expense. During the term of the lease, the Lessee shall also, at its own expense (saving express indication to the contrary herein), replace, repair, maintain, decorate and keep in good condition, as a careful owner would do, the premises as well as all the equipment and accessories installed for the exclusive use of the premises, whether or not they be installed in such premises, as well as all Lessee's improvements that have been made or may be made thereto, including, without restricting the generality of the foregoing, the following equipment, namely: sprinkler systems, as the case may be, the plumbing installations and all their accessories, the hot water tanks, the exits and entrances, the doors, windows and molding attached thereto, as installed therein, either by the Lessor or by the Lessee. Notwithstanding the foregoing, the Lessee may not make repairs, substitutions, decoration or lessee's improvements to the premises without having first obtained the written consent of the Lessor.

And the parties have signed this document on the date and place as indicated herein above

9143-5818 QUEBEC INC.

Per ____

4403100 Canada Inc.

Per ____